Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MAG MILE CAPITAL, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I

The name of this corporation is Mag Mile Capital, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 108 W. 13th Street, Suite 100, in the City of Wilmington in the County of New Castle, in the State of Delaware 19801. The name of its registered agent at that address is Vcorp Services, LLC.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The aggregate number of shares which the Company shall have authority to issue is 480,000,000 shares of common stock, $.00001 par value per share, and 20,000,000 shares of “blank check” preferred stock, par value $.00001 per share. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE V

Subject to any additional vote required by this Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. Subject to the other provisions of this Certificate of Incorporation, the authorized number of directors shall be set forth in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by a majority of the Directors then in office or in the Bylaws of this Corporation.

ARTICLE IX

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

The liability of the Corporation’s directors to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, I have hereunto set my hand this 9th day of May 2023.

/s/ Ernest M. Stern
Ernest M. Stern, Incorporator
c/o Culhane Meadows PLLC
1701 Pennsylvania Ave., N.W.
Suite 200
Washington, D.C. 20006